QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

January 9, 2004

(213) 229-7000	C 94515-00022

ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361

  Re:
  Registration Statement on Form S-8 of ValueClick, Inc.

Ladies and Gentlemen:

        We refer to the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by ValueClick, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 9, 2004, with respect to the proposed offering by the Company of up to 80,710 shares (the "Shares") of its common stock, $0.001 par value per share (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Hi-Speed Media, Inc. 2001 Stock Incentive Plan (the "Plan"). The options issuable under the Plan were assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 10, 2003, by and among the Company, HS Acquisition Corp., a California corporation and wholly-owned subsidiary of the Company, Hi-Speed Media, Inc., a California corporation ("Hi-Speed"), the shareholders of Hi-Speed and Frank Farshad, in his capacity as shareholder agent.

        We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations, as we deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

        Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

        We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purpose of our opinions set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the DGCL, as it presently exists and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP Gibson, Dunn & Crutcher LLP

QuickLinks

  Exhibit 5.1